UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 01, 2023

Thorne HealthTech, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40826	27-2877253
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

152 W. 57th Street
New York, New York		10019
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (929) 251-6321

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	THRN	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Definitive Agreement

The information contained in Item 5.02 (Change in Control Agreements) is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Change in Control Agreements

Change in Control Agreement with William C. McCamy

On May 1, 2023 ("the McCamy Effective Date"), Thorne HealthTech, Inc. (the "Company") entered into a change in control agreement with William C. McCamy, the Company's President (the "McCamy Change in Control Agreement"). The McCamy Change in Control Agreement provides the terms and conditions pursuant to which Mr. McCamy will be entitled certain benefits in the event Mr. McCamy's termination of employment with the Company subsequent to a Change in Control (as defined within the McCamy Change in Control Agreement). The term of the McCamy Change in Control Agreement is thirty-six months from the McCamy Effective Date. Mr. McCamy has served as the Company's President since 2010.

If, as a result of a Change in Control, Mr. McCamy's employment with the Company is terminated, the McCamy Change in Control Agreement provides for (i) payment of an amount equal to the sum of one year of Mr. McCamy's annual compensation based on the most recent aggregate base salary paid to Mr. McCamy in the twelve month period immediately preceding termination and (ii) continuation of all employee benefits, including life insurance, medical, health, and disability policies, plans, programs, or benefits that were in effect immediately prior to the Change in Control.

Change in Control Agreement with Saloni S. Varma

On May 10, 2023 ("the Varma Effective Date"), the Company entered into a change in control agreement with Saloni S. Varma, the Company's Chief Financial Officer ("CFO") and member of the Company's Board of Directors (the "Varma Change in Control Agreement"). The Varma Change in Control Agreement provides the terms and conditions pursuant to which Mrs. Varma will be entitled certain benefits in the event Mrs. Varma's termination of employment with the Company subsequent to a Change in Control (as defined within the Varma Change in Control Agreement). The term of the Varma Change in Control Agreement is thirty-six months from the Varma Effective Date. Mrs. Varma has served as the Company's CFO since April 2023 and has served as a member of the Company's Board of Directors since September 2021.

If, as a result of a Change in Control, Mrs. Varma's employment with the Company is terminated, the Varma Change in Control Agreement provides for (i) payment of an amount equal to the sum of one year of Mrs. Varma's annual compensation based on the most recent aggregate base salary paid to Mrs. Varma in the twelve month period immediately preceding termination and (ii) continuation of all employee benefits, including life insurance, medical, health, and disability policies, plans, programs, or benefits that were in effect immediately prior to the Change in Control.

The foregoing description of each of the McCamy Change in Control Agreement and the Varma Change in Control Agreement is a summary and is qualified in its entirety by the terms of each such agreement, a copy of which is attached as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1*	Change in Control Agreement dated May 1, 2023 between Thorne HealthTech, Inc. and William C. McCamy
10.2*	Change in Control Agreement dated May 10, 2023 between Thorne HealthTech, Inc. and Saloni S. Varma
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	August 31, 2023	By:	/s/ Saloni S. Varma
Saloni S. Varma Chief Financial Officer